Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Third Quarter Sales

Net Sales Increase 18 Percent

PITTSBURGH, November 1, 2007 – MSA (NYSE) today announced that net sales for the third quarter of 2007 were $247.7 million compared with $209.8 million for the third quarter of 2006, an increase of $37.9 million, or 18 percent. Net income for the third quarter of 2007 was $16.7 million, or 47 cents per basic share, an increase of $4.1 million, or 33 percent, compared with $12.6 million, or 35 cents per basic share, for the same quarter last year.

Sales in the North American segment grew $16.6 million, or 15 percent, in the current quarter. Shipments of Advanced Combat Helmets and related communications systems to the military were up $5.6 million and $2.3 million, respectively, and sales of ballistic protection products, including those made by Paraclete Armor and Equipment, were up $1.3 million in the current quarter. Third quarter 2007 sales of self-contained breathing apparatus (SCBA) were flat against a low 2006 third quarter, primarily due to sluggish demand from the U.S. fire service market as customers waited for the implementation of new National Fire Protection Association (NFPA) standards that all manufacturers had to meet by August 31, 2007. MSA was the first SCBA manufacturer to have a product fully certified as meeting the new NFPA performance requirements, but this occurred after the August 31 deadline, meaning the company was unable to ship SCBA to the North American fire service in September. Shipments of the new breathing apparatus have subsequently begun. Sales of thermal imaging cameras to the fire service improved $1.6 million reflecting improved availability of funding under the Federal Assistance to

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Firefighters Grant (AFG) Program. Continued strength in North American construction and industrial markets was reflected in sales of fall protection and head protection products, which improved $2.5 million in the current quarter.

Sales in MSA’s European segment improved $10.7 million, or 22 percent, for the current quarter. Currency translation effects increased European sales by $5.1 million, when stated in U.S. dollars. Local currency sales in Europe improved $5.6 million reflecting higher shipments in most markets, but particularly in Eastern Europe.

Sales in the company’s International segment improved $10.6 million, or 22 percent, in the current quarter. Local currency sales increased $4.0 million in South Africa, primarily due to strong growth in the mining industry, and $2.7 million in Latin America. Currency translation effects increased International segment sales by $2.5 million, when stated in U.S. dollars.

Third quarter net income in the North American segment was $6.9 million higher. The increase was primarily related to an after tax gain of $6.5 million on the sale of Cranberry Woods property. Excluding this gain, North American segment net income improved slightly in the quarter, with higher gross margin dollars as a result of higher sales being largely offset by increased selling, general and administrative expenses.

MSA Europe reported a $0.4 million loss for the current quarter compared to net income of $1.0 million in the prior year quarter. The entire loss and most of the decrease in income compared to 2006 was due to a one-time income tax charge of $1.6 million related to a write-down in net deferred tax assets, which resulted from a reduction of approximately 9% in the German statutory tax rate that was enacted during the current quarter.

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Net income in the International segment was down $0.6 million in the quarter, reflecting higher selling, general and administrative expenses associated with the expansion in activities in South Africa, China, and Southeast Asia, partially offset by higher sales and gross margin dollars.

“I am pleased with the sales improvements that we continued to make in the third quarter from the comparable sales in 2006, particularly in our important industrial products of head protection and ballistic protection,” said John T. Ryan III, MSA Chairman and CEO. “Aspects of our third quarter performance were somewhat to be expected due to the transition from the previous to the new NFPA standards in SCBA.”

“Early in September, our next generation breathing apparatus for firefighters – the FireHawk® M7 Air Mask – was the first device to be certified by the Safety Equipment Institute as compliant to both 2007 edition NFPA standards covering breathing apparatus performance and Personal Alert Safety System (PASS) performance. As we have previously discussed, the new standards were challenging and the approval process for all manufacturers was quite extended. I am pleased that we were the first to achieve full certification, as we were on all previous cycles of this standard, but the process of getting approval and adjusting production and the supply chain for the new devices kept us from meaningful invoicing of SCBA to the North American Fire Service in September and from getting samples to customers for fire ground evaluations. We are now back into production, have delivered evaluation samples and are shipping the new apparatus. As I noted at the end of the second quarter, our experience has been that the transition to a new NFPA standard generally causes a considerable part of the market to defer decisions until devices that meet the new standard are available and can be evaluated. This was particularly the case this time,” Mr. Ryan said. “We are confident in the competitiveness of our new device and in the entire market for breathing apparatus in North America, and I expect that we will begin to see improved SCBA sales in late 2007 and early 2008.”

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“Progress has been made in our International and European segments. The improvement in operating results in Europe this year has been masked by the tax provision adjustments. But going forward, our European segment results should benefit from the lower German income tax rate. Continuing expansion of our sales and operational capabilities in our International segment has held down earnings performance. I look forward to more clear progress in these areas,” Mr. Ryan continued.

“With the recent introduction of our new NFPA-compliant FireHawk M7 Air Mask and continued success in our other markets, I continue to believe that we should achieve our 2007 goal of record sales. Reaching our goal of record earnings will require a very strong performance in the fourth quarter to make up for the time lost in the NFPA approval process,” Mr. Ryan concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $950 million, manufacturing operations throughout the United States and Europe, and more than 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Net sales	$247,675	$209,802	$722,713	$656,775
Other income	11,249	1,669	12,713	3,409

	258,924	211,471	735,426	660,184

Cost of products sold	157,407	131,652	449,480	398,762
Selling, general and administrative	62,362	52,378	177,711	159,791
Research and development	7,560	6,603	20,274	19,125
Restructuring and other charges	707	306	3,202	6,762
Interest	2,653	1,481	6,878	3,880
Currency exchange (gains) losses	(23)	532	(1,259)	2,525

	230,666	192,952	656,286	590,845

Income before income taxes	28,258	18,519	79,140	69,339
Provision for income taxes	11,523	5,918	29,009	24,919

Net income	16,735	12,601	50,131	44,420

Basic earnings per share	$.47	$.35	$1.40	$1.22

Diluted earnings per share	$.46	$.34	$1.38	$1.20

Dividends per common share	$.22	$.18	$.62	$.50

Average number of common shares outstanding (basic)	35,559	36,288	35,713	36,433

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Current assets
Cash and cash equivalents	$83,875	$61,296
Trade receivables, net	194,761	174,569
Inventories	153,141	137,230
Other current assets	50,241	43,764

Total current assets	482,018	416,859

Property, net	125,993	120,651
Prepaid pension cost	219,601	211,018
Goodwill	86,667	79,360
Other non-current assets	89,129	70,732

Total	1,003,408	898,620

Current liabilities
Notes payable and current portion of long-term debt	$49,079	$2,340
Accounts payable	51,697	39,441
Other current liabilities	102,460	85,654

Total current liabilities	203,236	127,435

Long-term debt	111,234	112,541
Pension and other employee benefits	118,674	110,966
Deferred tax liabilities	101,238	100,969
Other non-current liabilities	16,180	8,856
Shareholders’ equity	452,846	437,853

Total	1,003,408	898,620

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Net sales
North America	$129,737	$113,180	$384,456	$371,102
Europe	58,800	48,085	167,913	146,152
International	59,138	48,537	170,344	139,521

Total	247,675	209,802	722,713	656,775

Net income
North America	$13,797	$6,908	$34,930	$30,020
Europe	(379)	1,037	4,065	4,806
International	3,878	4,525	11,512	10,617
Reconciling	(561)	131	(376)	(1,023)

Total	16,735	12,601	50,131	44,420

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